INVESTMENT BANKING AND
FINANCIAL ADVISORY AGREEMENT

between

NATIONAL AUTOMATION SERVICES, INC. AND ITS SUBSIDIARIES (“Client”)

and

TBECK CAPITAL, INC. AND ITS SUBSIDIARIES (“Investment Banker”)

This Agreement is made and entered this 2nd day October, 2007, between (NAS) National Automation Services, Inc. and its subsidiaries, a Delaware corporation (the “ Client ”), and TBeck Capital Inc., a Florida corporation and its various subsidiaries, which are incorporated in Texas ( collectively the “ Investment Banker ”).

RECITALS

Whereas, Client wishes to obtain funds both to operate and expand its existing business and to acquire existing instrumentation controls businesses;

Whereas, the Client is desirous of obtaining equity and debt financing in a manner recommended by the Investment Banker;

Whereas, Investment Banker is in the business of introducing its Clients to potential funding sources previously unknown to the Client, its officers and directors, and assisting in the negotiations of equity and debt funding, as well as providing consulting services to Client, including but not limited to, the drafting of the Client’s funding material; and

Whereas, Investment Banker offers ongoing advice to its Clients regarding their financial results and position, with a view to recommending financial strategy and Client market value;

AGREEMENT

NOW THEREFORE, in consideration of the premises, mutual promises, obligations, representations, and warranties, the parties agree as follows

IServices of the Investment Banker. Investment Banker shall assist the Client in preparing materials for presentation to prospective funding sources, including, but not limited to, the Client’s, due diligence and funding plan and valuation memorandum. Investment Banker shall introduce Client to and assist in negotiating with prospective funding sources.

(a)	In addition, Investment Banker will provide the advisory services listed on the attached Schedule B .

II. Exclusivity of the Agreement. During the term of this Agreement, Investment Banker shall have the exclusive right to negotiate with prospective funding sources on behalf of Client.

III . Compensation. Compensation of the Investment Banker by the Client shall be in accordance with the attached
Schedule A , in accordance with the following terms.

(a)

Should the Investment Banker employ the services of other individuals or organizations to perform its services, the Investment Banker shall be responsible for any and all compensation due to those parties. Total compensation for all persons performing investment banking services shall to no time should it exceed the amounts listed in Schedule A.

(b)	If a financing is in progress when the term of this Agreement commences, the Investment Banker shall not be entitled to compensation hereunder if the financing is successfully completed.

(c)

If a financing is successfully completed after the term of this Agreement ends, the Investment Banker shall be entitled to the compensation set forth on Schedule A provided either that (i) the financing was arranged by the Investment Banker or (ii) the funding source was introduced to the Client by the Investment Banker.

(d)	Once earned under this Agreement, Client shall be responsible to pay a fee, notwithstanding any subsequent termination of this Agreement.

V. Term of Agreement. This Agreement will become effective as of the first day written above and will terminate December, 31, 2007, unless earlier extended or terminated earlier pursuant to the terms of this Agreement

(a)

This Agreement will be automatically extended to the next calendar year end at each calendar year end unless either party gives notice of its intention not to extend no later than November 30 of the current calendar year. E.g. unless one party gives notice of its intent not to extend by November 30, 2007, this Agreement’s termination date will be automatically extended to December 31, 2008.

VI. Relationship of Parties. It is the express intention of the parties that the Investment Banker be an independent contractor and not an employee, agent, joint venture, or partner of the Client. Investment Banker shall not have the right to commit Client to any binding agreement, and terms of any funding shall be subject to the prior approval of the Client. Notwithstanding the foregoing, it is recognized that Investment Banker and its related entities are substantial shareholders in the Client.

VII. Right to Accept. The right to accept any equity and debt financing, or any other such transaction the Investment Banker may introduce to the Client, is vested solely in the Client.

VIII. Confidentiality. The Parties hereto agree that any and all individuals and/or information revealed or divulged by any of the parties hereto to any other parties hereto, are privileged and confidential information, which may not be used or communicated by the receiving party without the prior written consent of the communicating party. Information not previously known to the receiving party, relating to the identification of shell and funding sources, and/or potential clients and/or names of individuals or potential financiers and/or financial institutions are to be considered stock in the trade of the disclosing party, and, hence, confidential on their face. The receiving party shall notify the disclosing party of any such previously known contacts within five (5) business days of such disclosure.

IX. Termination.  Notwithstanding any other provision of this Agreement, this Agreement will terminate:

(a)

Upon thirty days written notice by either party to the other for material nonperformance, including nonpayment. Upon the cure of such non-performance the terms of this Agreement shall be binding upon all parties hereto.

(b)	Upon written notice by either party to the other for material non-performance if the non-performance is not such that it can be cured.

(c)

Upon written notice by Investment Banker to Client, should Client fail to disclose all material facts; for fraud; or for actions taken by the Client that could give rise to civil or criminal liability.

(d)	Automatically, upon the bankruptcy or insolvency of either party.

X. Further Acts. Each party agrees to perform any further acts and execute and deliver any further documents that may be reasonably necessary to carry out the provisions and intent of this Agreement.

XI. Entire Agreement. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein, and may be amended only by a written instrument signed by the parties affected thereby, or their respective successors or assigns. This Agreement cancels or supersedes all prior agreements, if any, oral or written between the Investment Banker and Client.

XII. Severability. If any portion of this Agreement shall be held invalid, such invalidity shall not affect the other provisions hereof, and to this extent, the provisions of this Agreement are intended to be and shall be deemed severable.

XIII. Notices. Any notice or other communication required or permitted under this Agreement shall be sufficiently given if (i) sent by registered mail, postage prepaid and return receipt requested, or (ii) sent by courier service, including but not limited to Federal Express, the United States Postal Service or UPS, with signature release confirming acceptance of delivery, or if sent by United States Postal Service Priority Mail with delivery confirmation, to the address of the parties set forth immediately below or such addresses as may have been provided in like manner to both parties to this Agreement. Any notice that is sent by mail under this Agreement shall be considered received on the date on which it is actually delivered to the premises of the party to whom it is properly addressed, such date to be conclusively evidenced by the date of the return receipt, signature release confirmation or delivery confirmation.

National Automation Services, Inc. (CLIENT)
Jody Hanley
2053 Pabco Road
Henderson, NV 89015
Fax (702) 564-5411

TBeck Capital, Inc.
ATTN: IMPORTANT LEGAL NOTICE
230 North Park Blvd, Suite 116
Grapevine, TX 76051

XIV. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the state of Texas.

XV. Assignment: No party to this Agreement may assign this Agreement or its rights or obligations hereunder without written consent of the other party hereto.

XVI. Arbitration. Any controversy, claim, misunderstanding, course of action, matter in question, breach, disagreement, dispute, or other related matter arising out of, or related to this Agreement, or the relationship between the parties, shall be decided by mandatory binding arbitration before the American Arbitration Association with venue in Dallas, Texas. In such arbitration, the parties shall be entitled to the full discovery rights accorded to litigants under the laws of Texas. The prevailing party shall be entitled to recover all costs and expenses incurred, including reasonable attorney’s fees, related costs, and any advanced arbitration expenses.

XVII. Indemnification. Investment Banker will indemnify and hold harmless Client and its officers, directors, agents and employees against any expenses that may be incurred by the Client as a result of statements made by the Investment Banker that are inaccurate or misleading or failure by the Investment Banker to state facts, that are necessary to be stated in order to make statements made not misleading. Client will indemnify and hold harmless Investment Banker and its officers, directors, agents and employees against any expenses that may be incurred by the Investment Banker as a result of statements made by the Client that are inaccurate or misleading or failure by the Client to state facts, that are necessary to be stated in order to make statements that are made not misleading.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

NATIONAL AUTOMATION SERVICES, INC AND ITS SUBSIDIARIES (CLIENT)

By	/s/ Jody Hanley

Jody Hanley
Title:	President

Date:	10/2/07

TBECK CAPITAL INC. AND ITS SUBSIDIARIES

By	/s/ Ronald Williams

Ron Williams
Title:	President

Date:

SCHEDULE A

INVESTMENT BANKING FEES

GENERAL:

The Investment Banker shall be entitled the following fees for any financing received during the term of this Agreement if (i) the financing was arranged by the Investment Banker or (ii) the funding source was introduced to the Client by the Investment Banker.

Payment shall be made at the time Client receives the proceeds from the loan or other funding. If the proceeds from the loan or other funding or are released in two (2) or more tranches, the fee to the Investment Banker shall be made on that portion of the funding that is released to Client. Client shall issue to the Lender a Direction Letter authorizing direct payment of such fees on a per transaction basis to be wired directly to Investment Banker.

Investment Banker shall be responsible for the payments of any third party cash (but not stock grants) fees. These payments shall exclude any cash fees or charges that are directly imposed by the lender or at the lender’s direction for the benefit of the Client. For example, a 1% facilitation fee from a loan broker would be, deducted from Investment Banker’s fee; a 1% “point” charge by the direct lender would not be deducted from the Investment Banker’s fee.

DEBT FINANCING:

Client shall pay a fee of three percent (3%) of the gross amount received of any successful senior debt financing (that is, any debt other subordinated debt or bridge financing) to the maximum of the total amount of the commitment.

SUBORDINATED DEBT AND BRIDGE FINANCING:

Client shall pay a fee of five percent (5%) of the gross amount received from any successful subordinated debt financing or bridge up to the maximum of the total amount of the commitment.

EQUITY FINANCING:

Client shall pay a fee of ten percent (10%) of the gross amount received from any successful equity financing, included but not necessarily limited to public or private offerings of securities and convertible debt.

In addition, Client shall grant Investment Banker options for each closed equity funding as follows:

•	The options will be for the same security offered in the equity funding, e.g. if the equity funding is raised through convertible debentures, the options will be for equivalent convertible debentures.

•	The option price will be same as the price paid by the funding source.

•	The total option exercise price will be equal to not less than 10% of the equity funded.

•	The options will be exercisable for a period of not less than three years

By way of example, should the Client receive a funding of $ 1 million at a price of $1 per share, Investment Banker shall be entitled to a grant of 100,000 options to purchase the same class of stock at $1 per share for a period of three years.

MERGERS ACQUISITIONS, LICENSES, JOINT VENTURES, AND DISTRIBUTIONAGREEMENTS:

Client shall pay a fee to the Investment Banker for arranging mergers, acquisitions, licenses, joint ventures, and distribution agreements that add value to the company. Since the size, values, and structure of potential mergers, acquisitions, licenses, joint ventures, and distribution agreements vary greatly, fees shall be determined on each merger, acquisitions, licenses, joint ventures and distribution agreements on the Lehman Formula and based upon the value of the consideration received by the Client (whether stock, cash, assets or any other form of consideration that inures to the benefit of the Client) as follows:

1. 5% of the first	$1,000,000.00
2. 4% of the second	$1,000,000.00
3. 3% of the third	$1,000,000.00
4. 2% of the fourth	$1,000,000.00
5. 1% of the remaining	$1,000,000.00 or greater balance

The value of the consideration received shall be determined by taking the fair market value of all property, assets or stock received by the Client as determined by the parties to the Agreement in good faith.

SCHEDULE B
FINANCIAL ADVISORY SERVICES AND FEE

The Investment Banker shall provide the advisory services to Client. The Investment Banker will address these services on a monthly basis or as required if monthly advice is not appropriate, but not necessarily in writing.

1.	Tracking and evaluating of the use of proceeds from any funding.

2.	Comparison of the Client’s business operations to its business and evaluating progress and recommending modifications to the business plan.

3.	Identifying and recommending new financial strategies or funding vehicles to Client.

4.	Identifying and arranging business and financial introductions for Client.

5.	Attendance of an Investment Banker representative at Client’s Board of Director meetings.

6.	Reviewing monthly income statements and balanced sheets versus projected income statements and balance sheets with appropriate Client follow up.

7.	Interfacing with the Client’s lawyers and auditors in order to accomplish a timely filing of a Form 10 with the SEC to become a reporting company.

For such services, the Client agrees to pay to Investment Banker the cash fee of $2,500 per month on or before the 10 th of each succeeding month during the term of this Agreement. Investment Banker shall not be required to produce a detailed accounting of the expenditures that it makes in providing these services. Furthermore, Investment Banker shall be reimbursed for all travel or other expenses authorized by Client in advance upon the submission of invoices to the Client by the Investment Banker.

Please see Schedule C for a more detailed description of the Accounting and Monitoring Services and Conditions.